GESCHÄFTSFÜHRER-DIENSTVERTRAG	**MANAGING DIRECTOR SERVICE AGREEMENT**
zwischen der	between

Pieris Pharmaceuticals GmbH,
Lise-Meitner-Str. 30, 85354 Freising,

Deutschland, (die „**Gesellschaft**"), hier vertreten durch ihren Gesellschafter	Germany, (the „**Company**"), here represented by its shareholder

Pieris Pharmaceuticals, Inc.

(der „**Gesellschafter**"), dieser vertreten durch den Linksunterzeichner	(the „**Shareholder**"), here acting through the left signer

Stephen S. Yoder, J.D.

einerseits, und	on one side, and

Dr. Hitto Kaufmann
Stuttgarter Strasse 77
70469 Stuttgart

(der „**Geschäftsführer**") andererseits.	(the „**Managing Director**") on the other side.
Präambel	**Preamble**
Durch Beschluss der Gesellschafterversammlung vom 19. Februar 2019 wurde Herr Dr. Hitto Kaufmann zum Geschäftsführer der Gesellschaft bestellt. Aus diesem Grunde vereinbaren die Parteien mit Wirkung zum 1. Oktober 2019 oder früher (der Geschäftsführer- „**Stichtag**") folgenden Dienstvertrag:	By resolution of the shareholder´s meeting dated February 19th, 2019 Mr. Dr. Hitto Kaufmann was appointed Managing Director. On this basis, the parties shall enter as of October 1, 2019 or earlier (the „**Effective Date**") into this Managing Director Service Agreement:

1	**Aufgaben und Pflichten**	**1**	**Position and Scope of Duties**
1.1	Der Geschäftsführer ist Geschäftsführer der Gesellschaft mit dem Titel „Senior Vice President, Chief Scientific Officer (CSO)". Er vertritt die Gesellschaft nach Maßgabe des Gesellschaftsvertrages und der Bestimmungen der zuständigen Gesellschaftsorgane.	1.1	The Managing Director shall be a managing director of the Company with the title of „Senior Vice President, Chief Scientific Officer (CSO)". He acts on behalf of the Company in accordance with both the Company's Articles and the directions of the competent Company's bodies.
1.2	Der Geschäftsführer führt seine Aufgaben nach Maßgabe der Gesetze,	1.2	The Managing Director shall perform his duties in accordance with the law,

Page **1** of **20**

des Gesellschaftsvertrages, einer etwaigen Geschäftsordnung und der Bestimmungen der zuständigen Gesellschaftsorgane, im Übrigen selbständig und eigenverantwortlich.

the Articles of the Company, any management rules, and the directions of the competent Company's bodies, but otherwise independently and on his own authority.

1.3 Die Gesellschaft kann jederzeit weitere Geschäftsführer bestellen, Geschäftsführer abberufen, die Vertretungs- oder Geschäftsführungsbefugnisse aller oder einzelner Geschäftsführer ändern oder die interne Geschäftsverteilung unter den Geschäftsführern neu ordnen.

1.3 The Company may at any time appoint additional managing directors, remove managing directors from Office, change both the power-of-attorney and the power-of-management of all or of individual managing directors, or re-organize the infernal allocation of responsibilities among the managing directors.

1.4 Der Geschäftsführer übernimmt auf Wunsch der Gesellschaft ohne weitere Vergütung auch Positionen oder Ämter bei mit der Gesellschaft verbundenen Unternehmen (§15 AktG). Ebenso übernimmt der Geschäftsführer Positionen oder Ämter bei Verbänden, Berufsvereinigungen oder sonstigen Organisationen, in denen die Gesellschaft oder ein verbundenes Unternehmen Mitglied ist. Ihm von dritter Seite diesbezüglich gewährte Vergütungen oder Aufwandsentschädigungen führt der Geschäftsführer an die Gesellschaft ab. Auf Wunsch der Gesellschaft legt der Geschäftsführer im Interesse der Gesellschaft oder verbundener Unternehmen übernommene Positionen oder Ämter nieder und setzt sich nach besten Kräften dafür ein, dass von der Gesellschaft benannte Nachfolger in die Positionen oder Ämter nachrücken.

1.4 The Managing Director shall, upon the Company's request, without any additional remuneration, also accept positions or Offices in companies affiliated with the Company (Section 15 Stock Companies Act). In the same way, the Managing Director shall also accept positions or offices in associations and professional or other organizations of which the Company or an affiliated Company is a member. The Managing Director shall transfer to the Company any remuneration or allowances he receives from third parties in this respect. Upon the Company's request, the Managing Director shall resign from any position or office accepted in the interests of the Company or an affiliated Company and he shall do his utmost to ensure that the person nominated by the Company shall succeed him in the position or office.

2 Umfang und Ort der Dienste

2 Scope and Place of Service

2.1 Der Geschäftsführer stellt seine ganze Arbeitskraft und all sein Wissen und Können in den Dienst der Gesellschaft. In der Bestimmung seiner Tätigkeitszeiten ist der Geschäftsführer im Rahmen der betrieblichen Erfordernisse frei.

2.1 The Managing Director shall devote all his working capacity, knowledge and skills into the services of the Company. The Managing Director is free to determine his working hours within the framework of business requirements.

2.2 Dienstort des Geschäftsführers ist der jeweilige Sitz der Gesellschaft.

2.2 The Managing Director's place of Service is the respective seat of the Company.

Page **2** of **20**

3 Neben- und andere Tätigkeiten

3.1 Die entgeltliche oder unentgeltliche Übernahme von Nebentätigkeiten, Ehrenämtern oder Aufsichtsrats-, Beirats- oder ähnlichen Mandaten sowie die mittelbare oder unmittelbare Beteiligung an anderen Unternehmen ist dem Geschäftsführer nur mit vorheriger, schriftlicher Zustimmung der zuständigen Gesellschaftsorgane gestattet. Die Zustimmung wird erteilt, wenn die Tätigkeits-, Amts- oder Mandatsübernahme oder die Beteiligung an anderen Unternehmen weder die Arbeitskraft oder Arbeitszeit des Geschäftsführers noch berechtigte Interessen der Gesellschaft beeinträchtigt.
Die Zustimmung kann widerrufen werden, wenn die Voraussetzungen für ihre Erteilung nicht mehr vorliegen. Bei der Ausübung des Widerrufsrechts sind die berechtigten Interessen des Geschäftsführers zu berücksichtigen. Aktienbesitz des Geschäftsführers von weniger als 1 % des Grundkapitals börsennotierter Gesellschaften bedarf nicht der Zustimmung der Gesellschaft.

3.2 Wissenschaftliche und literarische Tätigkeit ist zulässig, sofern sie weder die Arbeitskraft oder -zeit des Geschäftsführers beeinträchtigt noch vertrauliche Informationen der Gesellschaft oder eines mit ihr verbundenen Unternehmens der Allgemeinheit zugänglich macht. Der Geschäftsführer wird die zuständigen Gesellschaftsorgane vorher über wissenschaftliche und literarische Tätigkeiten informieren. Für Veröffentlichungen und Vorträge, die die Interessen der Gesellschaft oder eines mit ihr verbundenen Unternehmens berühren, ist außerdem die vorherige, schriftliche Zustimmung der zuständigen Gesellschaftsorgane einzuholen. Die schriftliche Genehmigung gilt hiermit als erteilt für die Tätigkeiten als Member of the Executive Committee of the European Society of Animal Cell Culture (ESACT) sowie als Member of the Scientific Advisory Board of IBET.

3 Side and other Activities

3.1 The acceptance, for or without compensation, of any side activity or any honorary duty or office in supervisory or advisory boards or similar office as well as the direct or indirect participation in other companies will require the prior written consent of the competent Company's bodies. The consent shall be granted if the acceptance of an activity or office or the participation in other companies affects neither the Managing Director's working capacity and time nor the Company's legitimate interests. The consent may be revoked if the conditions for the granting of the consent are no longer fulfilled. When exercising the right of revocation, the Managing Director's legitimate interests shall be taken into consideration. Shareholdings of less than 1% of the share capital of publicly traded companies held by the Managing Director do not require the Company's consent.

3.2 Academic and literary work is permitted, if it does neither adversely affect the working capacity and time of the Managing Director nor make confidential information of the Company or any of its affiliated companies available to the public. The Managing Director shall inform the competent Company's bodies about such academic and literary work in advance. Publications and lectures affecting the interests of the Company or any of its affiliated companies require also the prior written approval of the competent Company's bodies. The written consent is hereby given for the work as member of the Executive Committee of the European Society of Animal Cell Culture (ESACT) as well as the role of Member of the Scientific Advisory Board of IBET.

Page **3** of **20**

4	**Vergütung**	**4**	**Remuneration**
4.1	Der Geschäftsführer erhält ein jährliches Festgehalt in Höhe von **EUR 290.000 brutto** (das „**Festgehalt**"), das in zwölf gleich hohen Raten am Ende eines jeden Kalendermonats zahlbar ist. Erfolgt der Ein- oder Austritt des Geschäftsführers in/aus diesen/diesem Geschäftsführerdienstvertrag unterjährig, so erfolgt die Zahlung des jährlichen Festgehalts auf *pro rata temporis* Basis.	4.1	The Managing Director shall receive an annual fixed salary in the **gross** amount of **EUR 290,000** (the „**Base Salary**"), payable in twelve equal installments at the end of each calendar month. If the Managing Director enters or leaves this Managing Director Service Agreement during the year, the annual fixed salary is paid on *pro rata temporis* basis.
	Mit dem Festgehalt sind auch außerhalb üblicher Dienstzeiten erbrachte Dienste des Geschäftsführers abgegolten.		The Base Salary also compensates for any activities of the Managing Director outside the usual service hours.
4.2	Bei Erfüllung von jährlich durch die Gesellschaft bzw. durch die zuständigen Gesellschaftsorgane im Voraus jeweils neu festzusetzenden Zielvorgaben erhält der Geschäftsführer zusätzlich zu dem Festgehalt nach Ziffer 4.1 einen jährlichen Bonus.	4.2	In the instance of achievement of targets to be determined each year in advance by the Company or respectively by the competent Company's bodies, the Managing Director is entitled to an annual bonus in addition to his Base Salary pursuant to clause 4.1.
	Die Bonuszahlung hängt in ihrem Entstehen und ihrer Höhe davon ab, dass bestimmte Ziele durch den Geschäftsführer und die Gesellschaft erreicht werden.		The bonus payment is subject to the achievement of certain targets by the managing director and the Company in respect of its existence and amount.
	Der jährliche Bonus kann maximal 40% des (jährlichen) Festgehalts betragen, wenn die Zielvorgaben zu 100% vom Geschäftsführer und der Gesellschaft erreicht werden. Werden die Zielvorgaben durch den Geschäftsführer und die Gesellschaft nicht vollständig, d.h. nicht zu 100%, erreicht, wird der jährliche Bonus proportional im Verhältnis zur Zielerreichung gewährt.		The annual bonus can amount up to a maximum of 40% of the (annual) Base Salary if the Managing Director and the company achieve the targets at 100%. If the Managing Director and the Company do not fully achieve the targets, i.e. below 100%, the annual bonus is proportionally granted to the achievement of targets.
	Im Eintritts- und Austrittsjahr sowie für Zeiten, in denen aus sonstigen Gründen kein Anspruch auf die Vergütung gemäß Ziffer 4.1 dieses Geschäftsführerdienstvertrages besteht, reduzieren sich die zu erreichenden Ziele, die darauf entfallenden Bonus-Teilbeträge und die Höhe des vollen Jahreszielbonus (100%) jeweils um		In the year of entry and the year of exit and for those times during which, for other reasons, no entitlement to salary exists as per clause 4.1 of this service agreement the to be achieved targets, the partial bonus amounts that relate to it and the amount of the full annual target bonus (100%) are each reduced by 1/12 for each full month of nonexistence of this service agreement and entitlement to salary respectively

Page **4** of **20**

1/12 für jeden vollen Monat des Nichtbestehens des Geschäftsführerdienstverhältnisses bzw. des Vergütungsanspruchs gemäß Ziffer 4.1 dieses Geschäftsführerdienstvertrags. Teile eines Monats werden anteilig berechnet. Die so ermittelten Bonus-Beträge werden nach dem Annual Review des Geschäftsführers bestimmt und ausbezahlt, spätestens jedoch bis Ende März des auf das jeweilige Geschäftsjahr folgenden Jahres.

as per clause 4.1 of this service agreement. Parts of a month are calculated proportionally. Such bonus amounts shall be determined and paid out after the Managing Director's Annual Review, however, no later than the end of March of the year following the respective business year.

4.3 Der Geschäftsführer kann berechtigt sein, an dem Optionsprogramm der Pieris Pharmaceuticals, Inc. teilzunehmen. Über den Abschluss einer solchen Vereinbarung entscheiden allein die Pieris Pharmaceuticals, Inc. und der Geschäftsführer. Die Voraussetzungen und der Umfang der Teilnahme bestimmen sich allein nach Maßgabe einer solchen separaten Vereinbarung. Es gibt keine Ansprüche des Geschäftsführers gegen die Gesellschaft aus dem Optionsprogramm.

4.3 The Managing Director may be eligible to participate in the option pool of Pieris Pharmaceuticals, Inc.
Solely the Pieris Pharmaceuticals, Inc. and the Managing Director decide on the conclusion of such an agreement. The preconditions and scope of participation shall be determined solely in accordance with such separate agreement. There are no entitlements of the Managing Director against the Company based on the option pool.

4.4 Die Gesellschaft zahlt dem Geschäftsführer gegen Nachweis einen Wohnzuschuss in Höhe von maximal EUR 1.200 (netto) monatlich für den Zeitraum von insgesamt 9 Monaten für eine Wohnung im Raum München, München-Land, Erding oder Freising. Die steuerrechtliche und sozialversicherungsrechtliche Behandlung wird nach Maßgabe der einschlägigen gesetzlichen Vorschriften erfolgen. Die Gesellschaft wird einen Relocation Service beauftragen, die den Geschäftsführer bei der Suche nach einer entsprechenden Wohnung unterstützen wird.

4.4 The Company shall pay to the Managing Director a housing allowance of a maximum of EUR 1,200 (net) per month for a total period of 9 months for an apartment in the area of Munich, the district of Munich, Erding or Freising upon the presentation of receipts. The tax and social security treatment will be dealt in accordance with the applicable statutory provisions. The Company shall contract a relocation agency that will assist the Managing Director with the search for such apartment.

4.5 Zusätzlich wird die Gesellschaft dem Geschäftsführer für die Dauer des Vertrages eine Bahncard First 100 zur Verfügung stellen, die der Geschäftsführer auch für private Zwecke verwenden darf. Die steuerrechtliche und sozialversicherungsrechtliche

4.5 In addition, for the duration of this contract, the Company will provide the Managing Director with a Bahncard First 100, which the Managing Director is also allowed to use for private purposes. The tax and social security treatment will be dealt in accordance with applicable statutory provisions.

Page **5** of **20**

Behandlung wird nach Maßgabe der einschlägigen gesetzlichen Vorschriften erfolgen.

4.6 Die Vergütungsansprüche des Geschäftsführers sind nicht abtretbar.

4.6 The Managing Director's remuneration is not assignable.

4.7 Zahlungen seitens der Gesellschaft werden bargeldlos auf ein vom Geschäftsführer zu benennendes, deutsches Konto überwiesen.

4.7 Any payments made by the Company shall be transferred non-cash to a German bank account to be named by the Managing Director.

4.8 Zuviel gezahltes Entgelt oder sonstige Leistungen kann die Gesellschaft nach den Grundsätzen über die Herausgabe einer ungerechtfertigten Bereicherung zurückverlangen. Der Geschäftsführer kann sich auf den Wegfall der Bereicherung nicht berufen, wenn die rechtsgrundlose Überzahlung so offensichtlich war, dass er dies hätte erkennen müssen, oder wenn die Überzahlung auf Umständen beruhte, die er zu vertreten hat.

4.8 If the Company pays too much remuneration or other benefits, it can claim for restitution pursuant to the principles of unjust enrichment. If the lack of legal grounds is obvious to an extent that the Managing Director must have noticed, he may not refer to the argument that he is no longer enriched. The same applies, if he is responsible for the overpayment.

4a Betriebliche Altersversorgung

Die Gesellschaft wird zu Gunsten des Geschäftsführers eine betriebliche Altersversorgung abschließen. Sollte zum Beginn der Anstellung ein solches Regelwerk nicht existieren, verpflichtet sich die Gesellschaft, für den Geschäftsführer eine separate Regelung zu treffen mit einer Beitragshöhe im Äquivalent von 2% des jeweils aktuellen Festgehaltes bis zur Höhe der aktuellen BBG der gesetzlichen Rentenversicherung sowie 4% des jeweils aktuellen Festgehaltes der Beträge über der aktuellen BBG der gesetzlichen Rentenversicherung.

4a Occupational Pension Scheme

The Company shall conclude on an occupational pension scheme in favor of the Managing Director. Should such a regulation not be in existence at the time of joining, the Company shall conclude a separate regulation for the Managing Director. The contributions for such a regulation shall be the equivalent of 2% of the current base salary for any income below the current social security ceiling and 4% of the current base salary for any income above the current social security ceiling.

4b Abfindung

Wird dieser Geschäftsführer-Dienstvertrag von der Gesellschaft bzw. von den zuständigen Gesellschaftsorganen ordentlich gekündigt, erhält der Geschäftsführer eine Abfindungszahlung. Die

4b Severance Payment

If this Managing Director's Service Agreement is terminated by the Company or respectively by the competent Company's bodies by way of an ordinary dismissal (*ordentliche Kündigung*), the Managing Director

Page **6** of **20**

Abfindungshöhe beträgt ein Bruttomonatsgrundgehalt pro Beschäftigungsjahr. Für die Berechnung der Abfindungshöhe werden die bei Beendigung des Geschäftsführer-Dienstvertrages abgeleisteten vollen Dienstjahre und das während des letzten Monats vor Beendigung dieses Vertrages bezogene Bruttomonats-grundgehalt zugrunde gelegt. Die Abfindungshöhe ist begrenzt auf maximal sechs Bruttomonats-grundgehälter.

shall receive a severance payment. The severance payment amounts to a gross base monthly salary per year of services. The severance payment shall be calculated on the basis of the full years of service completed upon termination of the Managing Director's Service Agreement and the gross monthly base salary received during the last month prior to termination of this agreement. The severance payment is limited to a maximum of six gross monthly base salaries.

Die Abfindungssumme wird zum Ablauf des Geschäftsführer-Dienstvertrages fällig und wird unter Beachtung der hierfür geltenden steuerlichen Bestimmungen gezahlt.

The severance payment is due upon the expiry of the Managing Director's Service Agreement and is paid in accordance with applicable tax provisions.

Das Vorstehende gilt nicht, wenn die Gesellschaft bzw. die zuständigen Gesellschaftsorgane das Geschäftsführer-Dienstverhältnis außerordentlich wegen eines wichtigen Grundes gem. § 626 BGB wirksam kündigen.

The above shall not apply if the Company or respectively the competent Company's bodies validly terminate the Managing Director Service Agreement extraordinarily for good cause in accordance with Sec. 626 (German Civil Code).

5 Sozialversicherung

Soweit die Tätigkeit des Geschäftsführers sozialversicherungspflichtig ist, trägt die Gesellschaft die gesetzlichen Arbeitgeberbeiträge.

5 Social Security Contributions

To the extent that the Managing Director's Services are subject to social security, the Company shall bear the statutory employer's contributions.

6 Vergütung bei Dienstunfähigkeit oder Tod

6.1 Der Geschäftsführer verpflichtet sich, der Gesellschaft jede Dienstverhinderung und ihre voraussichtliche Dauer unverzüglich anzuzeigen. Auf Verlangen sind die Gründe der Dienstverhinderung mitzuteilen.

Im Falle der Arbeitsunfähigkeit infolge Krankheit ist der Geschäftsführer verpflichtet, vor Ablauf des vierten Kalendertages eine ärztliche Bescheinigung über die Arbeitsunfähigkeit und deren voraussichtliche Dauer vorzulegen. Jede Verlängerung ist unverzüglich anzuzeigen und ärztlich zu

6 Remuneration in the Event of Incapacity or Death

.

6.1 The Managing Director undertakes to notify the Company immediately in case of any service prevention and its probable duration. Upon request, the reasons for the prevention shall be communicated.

In the event of incapacity for work as a result of illness, the Managing Director shall be obliged to submit a medical certificate stating the incapacity for work and its probable duration before the end of the fourth calendar day. Any extension must be notified immediately and certified by a doctor.

Page **7** of **20**

bescheinigen.

6.2 Bei einer vorübergehenden Dienstunfähigkeit des Geschäftsführers aufgrund von Krankheit oder eines anderen von ihm nicht zu vertretenden Grundes zahlt die Gesellschaft die Vergütung für den Zeitraum von 6 Wochen fort. Die Fortzahlung der Bezüge erfolgt längstens bis zur Beendigung dieses Vertrages.

6.2 In the case of temporary incapacity of the Managing Director to provide services due to illness or any other reason beyond his control, the Company shall continue to pay the Managing Director the remuneration hereunder for a period of six weeks. The continuation of payment of remuneration shall occur for a maximum period up until the ending of this agreement.

7 Erstattung von Aufwendungen

Notwendige Reisekosten und Spesen werden dem Geschäftsführer durch die Gesellschaft im Rahmen der steuerlichen Höchstbeträge erstattet. Die Erstattung von Reisekosten und Spesen setzt den Nachweis durch Vorlage entsprechender Belege voraus. Einzelheiten können sich aus einer etwaigen Spesen- und Reisekostenrichtlinie der Gesellschaft ergeben.

7 Reimbursement of Expenses

Necessary travel costs and expenses shall be reimbursed to the Managing Director by the Company within the framework of the maximum amounts permitted according to the tax regulations. The reimbursement of travel costs and expenses prerequisites provision of proof by submission of respective receipts. Details can be set forth in a possible Expenses and Travel Costs Directive of the Company.

8 Urlaub

8.1 Der Geschäftsführer hat Anspruch auf einen jährlichen Erholungsurlaub von dreißig (30) Arbeitstagen. Die Zeit seines Urlaubs legt er nach Abstimmung mit etwaigen Mitgeschäftsführern oder den zuständigen Gesellschaftsorganen unter Berücksichtigung der Interessen der Gesellschaft fest.

8.2 Bei Ausscheiden des Geschäftsführers während des Kalenderjahrs verkürzt sich der Urlaubsanspruch für jeden Monat, in dem dieses Dienstverhältnis nicht durchgehend bestanden hat, um 1/12. Eine Kürzung unterbleibt, soweit der gesetzliche Mindesturlaub unterschritten würde.

8.3 Im Übrigen gelten die Bestimmungen des Bundesurlaubsgesetzes analog.

8 Vacation

8.1 The Managing Director is entitled to an annual vacation of thiry (30) working days. He shall schedule his vacation after consultation with any co-managing directors or the competent Company bodies taking the interests of the Company into consideration.

8.2 In case the Managing Director leaves the Company during a calendar year, the claim of vacation shall be decreased to every month in which this service agreement did not exist permanently, to 1/12. Decrease remains undone if the statutory minimum of vacation may be below that.

8.3 Apart from that, the statutory provisions of the Federal Leave Act apply accordingly.

9 Geheimhaltung & Rückgabe

9 Confidentiality & Return

Page **8** of **20**

9.1 Der Geschäftsführer wird sowohl während seines Dienstverhältnisses als auch nach dessen Ende über alle ihm anvertrauten, zugänglich gemachten oder sonst bekannt gewordenen vertraulichen Angelegenheiten, insbesondere Betriebs- und Geschäftsgeheimnisse, der Gesellschaft oder eines mit der Gesellschaft verbundenen Unternehmens Stillschweigen gegenüber Dritten bewahren und Betriebs- und Geschäftsgeheimnisse nicht selbst verwerten.

9.1 During the term of this Agreement and thereafter, the Managing Director shall not disclose to any third party any of the business or operational secrets of the Company or any affiliated Company which have been entrusted or otherwise become known to him, and he shall not utilize such business or operational secrets himself.

9.2 Geschäftliche Unterlagen aller Art, einschließlich persönlicher Aufzeichnungen, die sich auf Angelegenheiten oder Tätigkeiten der Gesellschaft oder mit der Gesellschaft verbundener Unternehmen beziehen, dürfen nur zu geschäftlichen Zwecken verwendet werden, sind sorgfältig aufzubewahren und der Gesellschaft auf Aufforderung unverzüglich, bei Beendigung des Geschäftsführerdienstvertrages auch ohne Aufforderung unverzüglich, spätestens zum Beendigungsdatum auszuhändigen. Zurückbehaltungsrechte sind ausgeschlossen.

9.2 Any business records, including personal notes concerning the Company's or any affiliated company's affairs and activities, shall be used only for business purposes, shall be kept carefully, and must be immediately upon request, on termination of the Managing Director Service Agreement, also without request immediately at the latest on the date of termination handed over to the Company. Any rights of retention are excluded.

10 Erfindungen, urheberrechtliche Werke

10 Inventions, Copyright Protected Works

10.1 Erfindungen und technische Verbesserungsvorschläge, die der Geschäftsführer während seiner Tätigkeit für die Gesellschaft oder im Zusammenhang mit seiner Tätigkeit für die Gesellschaft oder aufgrund von Arbeitserzeugnissen der Gesellschaft gemacht oder erarbeitet hat, sind unverzüglich in Textform zu melden.

10.1 Inventions and technical improvement proposals which the Managing Director has created or made during or in connection with services for the Company or on the basis of work products of the Company are to be notified immediately to the Company in text form.

10.2 Der Geschäftsführer überträgt hiermit im Wege der Abtretung an die Gesellschaft, die diese Abtretungen hiermit annimmt, unwiderruflich alle etwaig bestehenden und zukünftigen gewerblichen Schutzrechte, Urheberrechte und verwandte Schutzrechte sowie sonstige Ausschließlichkeitsrechte, insbesondere

10.2 The Managing Director hereby irrevocably assigns to the Company, which hereby accepts such assignment, all possibly existing and future intellectual property rights, copyrights and affiliated propriety rights as well as all other exclusive rights, including but not limited to rights from patents, utility patents, trademarks,

Page **9** of **20**

solche aus Patent-, Gebrauchsmuster-, Marken-, Design- oder Urheberrecht, an den Arbeitsergebnissen, die der Geschäftsführer während oder außerhalb der Arbeitszeit designs or copyrights in and to the work results which the Managing Director obtains, within or outside his working hours,

a) während der Dauer seines Dienstverhältnisses mit der Gesellschaft erstellt und die einen Bezug zu seinen vertraglichen Aufgaben haben, und/oder

a) during the term of his service relationship and which have a connection to his service tasks, and /or

b) im Zusammenhang mit vertraglichen Tätigkeiten für die Gesellschaft erworben hat, und/oder

b) in connection with his contractual services rendered on behalf of the Company, and/or

c) unter Verwendung von Material und/oder Arbeitszeit, die von der Gesellschaft zur Verfügung gestellt wurden, entwickelt oder erworben hat (nachfolgend zusammen die **„Arbeitsergebnisse“**), jeweils mit Wirkung zum Zeitpunkt ihres Entstehens.

c) upon use of material and/or work time provided by the Company (collectively the "**Work Results**"), in each case with effect from the time of their development.

Zu den Arbeitsergebnissen gehören insbesondere Datenverarbeitungsprogramme, schriftliche Unterlagen (Dokumentationen, Handbücher etc.), Softwarebeschreibungen (Pflichtenhefte, Grob- und Feinspezifikationen, Quellcode etc.), Darstellungen in wissenschaftlicher und technischer Art (z.B. Pläne, Skizzen, Tabellen etc.), Datenbanken sowie Schulungsmaterialen und sonstige Bild- und Sprachwerke.

The Work Results shall include, but not be limited to, data processing programs, written documentation (documents, handbooks, etc.), software descriptions (system specifications, rough and subtle specifications, source code etc.), presentations of scientific and technical kind (for example plans, sketches, charts, etc.), data bases as well as teaching material and other image and language works.

Soweit eine Abtretung der oben genannten Rechte rechtlich nicht möglich ist, überträgt der Mitarbeiter der Gesellschaft das ausschließliche, zeitlich, räumlich und inhaltlich unbeschränkte Nutzungs- und Verwertungsrecht für alle etwaigen nach Marken-, Design-, Gebrauchsmuster-, Urheberrecht schutzfähigen Arbeitsergebnisse sowie allen unter sonstige Immaterialgüterrechte fallenden Arbeitsergebnisse.

If and to the extent to, such assignment of the aforementioned rights is legally not possible, the Managing Director shall assign to the Company the exclusive right of use and exploitation, which is unrestricted in terms of time, territory and subject-matter, for all possible protectable Work Results, which may otherwise be protectable according to utility patents, trademarks, designs or copyrights according to any other industrial property right, as well as all other Work Results capable of

Page **10** of **20**

any other protection under intellectual property rights.

Die Übertragung schließt auch Rechte ein, die ggf. schon vor Aufnahme der Tätigkeit des Geschäftsführers für die Gesellschaft von ihm erworben wurden, sowie Rechte, die der Geschäftsführerprivat und/oder im Ausland erworben hat, sofern die zuvor genannten Voraussetzungen lit. a) -c) (alternativ oder kumulativ) vorliegen.

This assignment shall also encompass rights which were generated prior to the Managing Director's beginning of his services hereunder as well as rights obtained by the Managing Director in private and/or abroad, provided the preconditions under lit. a) – c) are met (alternatively or cumulatively).

10.3 Die Übertragung nach Ziffer 10.2 gilt auch für Manuskripte, Zeichnungen, Bilder einschließlich der Negative, Datenträger sowie sonstige Vorarbeiten und umfasst auch das Recht zur vollständigen oder teilweisen Übertragung von Nutzungs- und Verwertungsrechten und zur Vergabe von Lizenzen an Dritte.

Von der Rechteübertragung nach Ziffer 10.2 umfasst sind insbesondere auch die folgenden Rechte:

a) das Vervielfältigungsrecht, insbesondere das Recht, die Arbeitsergebnisse oder deren Bearbeitungen vollständig oder teilweise, dauerhaft oder vorübergehend mit jedem Mittel und in jeder Form auf allen Speichermedien körperlich festzulegen sowie dauerhaft oder vorübergehend durch Laden, Anzeigen, Ablaufen, Übertragen und/oder Speichern zum Zwecke der Ausführung und/oder der Verarbeitung von Datenbeständen zu vervielfältigen;

b) das Verbreitungsrecht, also insbesondere das Recht, die Tätigkeitsergebnisse oder deren Bearbeitungen oder Vervielfältigungsstücke hiervon einem oder mehreren Dritten entgeltlich oder unentgeltlich, dauerhaft oder vorübergehend auf alle Verbreitungs- und Vertriebsarten und -wege körperlich weiterzugeben;

10.3 The grants of rights pursuant to clause 10.2 shall also encompass and relate to manuscripts, drawings, pictures including negatives, data carrier plus any other preparatory work. It shall also include the right to complete or partial transfer of use and exploitation rights and to grant licenses to third parties.

The assignment of rights pursuant to clause 10.2 shall also include, but not be limited to, the following rights:

a) The right of permanent or temporary reproduction of the Work Results by any means and in any form, in part or in whole, including loading, displaying, running, transmission, and/or storage and copies of the Work Results for the purpose of processing and reproduction of database;

b) the right of distribution, in particular the right of transferring the Work Results or their editing or reproductions to one or more third parties free of charge or for a consideration, permanent or temporary and in any form;

Page **11** of **20**

c) das Vermiet- und Verleihrecht, insbesondere das Recht, die Arbeitsergebnisse zu vermieten und/oder zu verleihen;

c) the rental right and lending right, in particular the right to rent and lend the Work Results

d) das Datenbankrecht, also insbesondere das Recht, die Arbeitsergebnisse in eine Datenbank einzuspeisen oder als Sammlung, die durch ein Datenbankmanagementsystem verwaltet wird, auf beliebigen Datenträgern zu speichern, diese Datenträger in beliebiger Form zu vervielfältigen, zu verbreiten, zu vermieten, zu verleihen und/oder online, insbesondere im Internet bzw. WWW, bereitzuhalten, zu übertragen, wiederzugeben, öffentlich zugänglich zu machen und/oder vorzuführen oder, soweit der Vertragsgegenstand Datenbanken enthält, das Recht, diese Datenbanken oder einen nach Art oder Umfang wesentlichen Teil der Datenbanken zu vervielfältigen, zu verbreiten und/oder öffentlich wiederzugeben oder öffentlich zugänglich zu machen;

d) the database right, i.e. in particular the right to collect or store the Work Results in a data bank, or as a collection which is administrated by a data bank management system on data carriers, to duplicate such data carriers in every possible form, to distribute, lease and lend, to borrow, and/or to store, transfer, reproduce, make available and/or display online, in particular in the internet or WWW, or, to the extent the contract mater includes data banks, the right of re-production, distribution and/or publicly display or making available such data-bases or a part which is material due to its kind or extent;

e) das Recht der Öffentlichen Zugänglichmachung (*making-available*), insbesondere also das Recht, die Arbeitsergebnisse elektronisch, ganz oder teilweise, drahtgebunden, über Fernleitung oder draht- oder kabellos zu übertragen und/oder gegenüber der Öffentlichkeit oder geschlossenen Benutzerkreisen in einer Weise zugänglich zu machen, dass es diesen von Orten und zu Zeiten ihrer Wahl zugänglich ist;

e) the right of public access (*making-available*), thus, in particular the right to transmit the Work Results online or electronically, in part or in whole, via cable or wireless, and/or the right of public or non-public flexible (time and location) access;

f) das Online-Übertragungsrecht und das Online-Wiedergaberecht, also das Recht, die Arbeitsergebnisse elektronisch, ganz oder teilweise, drahtgebunden, über Fernleitung oder draht- oder kabellos, insbesondere über das Internet, das WWW oder über andere Online Dienste und/oder über beliebige interne oder externe Netzwerke

f) the right to online-transmission and online-reproduction, i.e. the right to transmit, transmit electronically, in whole or in part, wired, via telecommunication or wireless, in particular via internet or other online services or via any internal or external network (in particular WAN, LAN, W-LAN) or by funk to third parties, in particular for

Page **12** of **20**

(insbesondere WAN, LAN, W-LAN) oder per Funk Dritten zugänglich zu machen, zu versenden, zu übertragen, insbesondere auf Einzelabruf, per E-Mail und/oder im Rahmen einer Push-Applikation und/oder den Vertragsgegenstand auf diesem Weg zu übertragen, zu senden und/oder öffentlich wiederzugeben;

individual requests, by e-mail and/or in the form of an electronic transmission, and/or to transmit, send and/or publicly display the Work Results in such way to third parties;

g) das Vorführrecht, also das Recht, die Arbeitsergebnisse öffentlich vorzuführen;

g) the right to perform, i.e. the right to present the Work Results in public;

h) das Bearbeitungsrecht, insbesondere das Recht die Arbeitsergebnisse in andere Produkte der Gesellschaft oder eines Dritten zu integrieren bzw. integrieren zu lassen, sie in beliebiger Weise zu ändern, zu erweitern, zu implementieren, zu übersetzen, zu überarbeiten, zu arrangieren oder sonst wie umzuarbeiten oder umzugestalten, an die Bedürfnisse der Gesellschaft oder von Dritten anzupassen, in andere Programmsprachen und/oder für andere Betriebssysteme zu konvertieren und/oder in andere Darstellungsformen zu übertragen sowie die dadurch jeweils gewonnenen Ergebnisse wie die Arbeitsergebnisse selbst zu nutzen;

h) the right to edit, in particular the right to integrate Work Results into other products of the Company or of a third party, to change, extend, implement, translate, revise, arrange or otherwise alter or transform them in any manner, to adapt them to the needs of the Company or third parties, to convert them into other program languages or for other operating systems or to transfer them into other forms of presentation, and the respective results obtained thereby;

i) das Recht der Digitalisierung, insbesondere das Recht, die Arbeitsergebnisse digitalisiert zu erfassen, nicht digitalisierte, im Zusammenhang mit den Arbeitsergebnissen stehende Inhalte, Multimediaapplikationen und Begleitmaterial der Arbeitsergebnisse, insbesondere Dokumentationen, zu digitalisieren und/oder die Arbeitsergebnisse mit anderen Werken in digitalisierter Form zu verbinden; und

i) the right of digitization, in particular the right to digitize the Work Results, to digitize non-digitalized content, multimedia applications and supporting material of the Work Results, in particular documentation, or to combine the Work Results with other works in digitized form; and

j) das Recht, die Arbeitsergebnisse zu bearbeiten, umzuarbeiten, auseinanderzunehmen (dekompilieren) und/oder umzugestalten, insbesondere für

j) the right to edit, rework, disassemble (decompile) and/or transform the Work Results, in particular to adapt and further develop them for the benefit of

Page **13** of **20**

Anliegen der Gesellschaft anzupassen und weiterzuentwickeln und von den Arbeitsergebnissen abgeleitete Werke und Ergebnisse zu erstellen; und

Company and to produce works and results derived from the Work Results; and

k) das Recht, die Arbeitsergebnisse zu nutzen, insbesondere Erzeugnisse unter Verwendung der Arbeitsergebnisse herzustellen, anzubieten, in Verkehr zu bringen, zu gebrauchen oder zu diesen Zwecken zu besitzen oder Verfahren unter Verwendung der Arbeitsergebnisse anzuwenden.

k) the right to use the Work Results, in particular to create, offer, place on the market, use or possess for these purposes products using the Work Results, or to apply procedures using the Work Results

Die Parteien sind sich darüber einig, dass die vorgenannten Aufzählungen lediglich beispielhaft und nicht abschließend sind. Der Mitarbeiter überträgt der Gesellschaft auch die Rechte für sämtliche noch unbekannte Nutzungsarten.

The Parties agree that the aforementioned enumerations shall be made as an example only and shall not be deemed final. The Managing Director shall assign to the Company all rights also for unknown forms of use.

10.4 Die vorstehende Rechteübertragung gilt auch für die Zeit nach Beendigung des Dienstverhältnisses, ohne dass hierfür ein zusätzlicher Vergütungsanspruch entsteht.

10.4 The preceding assignment of rights shall apply also after termination of the service agreement, which will not result any additional claim to remuneration.

10.5 Sämtliche vorstehenden Rechte sind der Gesellschaft spätestens zum Zeitpunkt ihrer Entstehung als ausschließliche Rechte übertragen und können von der Gesellschaft nach freiem Belieben ganz oder teilweise auch in Form einer ausschließlichen oder nicht ausschließlichen Berechtigung auf Dritte weiter übertragen werden.

10.5 All aforementioned shall be deemed transferred to the Company as exclusive rights immediately upon their creation. The Company shall be entitled to further assign such rights, as a whole or in part, on an exclusive or non-exclusive basis, to third parties in its own sole discretion.

10.6 Der Geschäftsführerverzichtet insoweit auf seine etwaigen Nutzungs- und Verwertungsrechte an den Arbeitsergebnissen, einschließlich des Zugangsrechts gem. § 25 UrhG. Die Gesellschaft nimmt diesen Verzicht an. Dem Mitarbeiter ist es insbesondere, aber nicht ausschließlich, strengstens untersagt, die Arbeitsergebnisse, oder Teile davon, für eigene Zwecke, sowohl privater als auch beruflicher, insbesondere gewerblicher Art, zu nutzen. Hierzu zählt unter anderem auch die Nutzung der

10.6 The Managing Director shall, in this respect, waive any rights it holds inclusive the right of access as per Section 25 of the German Copyright Act (UrhG) to use the Work Results himself. The Company accepts this waiver. The Managing Director is strictly forbidden in particular (but not exclusively) from using the Work Results or parts thereof for its own purposes, both of a private and professional, specifically commercial nature. This also includes, amongst other things, the use of Work Results

Page **14** of **20**

Arbeitsergebnisse, oder Teilen davon, zum Zwecke der Eigenwerbung und/oder der Verwendung als Arbeitsproben.

or parts thereof for the purposes of self-promotion and/or as work samples.

10.7 Eine Verpflichtung der Gesellschaft zur Anmeldung, Nutzung oder Verwertung der Arbeitsergebnisse besteht nicht. Das dem Geschäftsführer nach den Bestimmungen des Urheberrechtsgesetzes eventuell zustehende Rückrufsrecht wegen Nichtausübung der jeweils übertragenen Nutzungs- und Verwertungsrechte ist für die Dauer von fünf Jahren ab deren Übertragung ausgeschlossen. Der Rückruf kann erst erklärt werden, nachdem (i) der Geschäftsführer der Gesellschaft eine Nachfrist von zwei Jahren unter Aufforderung zu im Einzelnen bezeichneten Nutzungen gesetzt hat und (ii) diese Nachfrist verstrichen ist, ohne dass die Gesellschaft dieser Aufforderung nachgekommen ist. Dies gilt nicht, wenn die Nichtausübung oder die unzureichende Ausübung überwiegend auf Umständen beruhen, deren Behebung dem Geschäftsführer zuzumuten ist.

Der Gesellschaft verbleibt auch im Fall des Rückrufs stets ein einfaches Nutzungs- und Verwertungsrecht mit dem gleichen Umfang wie das der Gesellschaft nach diesem Vertrag gewährte ausschließliche Nutzungs- und Verwertungsrecht. Der Geschäftsführer darf nach erfolgtem Rückruf sein Arbeitsergebnis nur verwerten, wenn und soweit dies den berechtigten Interessen der Gesellschaft nicht abträglich ist.

10.7 The Company is not obliged to register, use or exploit the Work Results. The possible right of the Managing Director to revoke pursuant to the provisions of the German Copyright Act due to a failure of the Company to exercise the granted or transferred rights of use and exploitation shall be excluded for a term of five years since the grant or transfer of rights. Revocation may be declared only if (i) the Managing Director had set a deadline to the Company of two years, hereby requesting the exploitation method which must be specifically referred to, and (ii) the time limit has expired without the Company having complied with this request. This shall not apply if the non-exercise or the insufficient exercise is mainly based on circumstances which may reasonably be expected to be remedied by the Managing Director.

Even in case of a revocation, the Company shall always retain a non-exclusive right of use with the same scope as the exclusive rights granted to Company in this agreement. In the event of an effective revocation, the Managing Director may only use and exploit the Work Product if and to the extent that this does not impair the legitimate interests of the Company.

10.8 Der Geschäftsführer ist im Rahmen seines Bestimmungsrechts gemäß § 13 S. 2 UrhG damit einverstanden, dass eine Benennung und Bezeichnung des Geschäftsführers als Urheber im Rahmen der Verwertung der Arbeitsergebnisse nicht erfolgt. Die Parteien stimmen darin überein, dass Urheberpersönlichkeitsrechte und ähnliche Rechte des Geschäftsführers im weitest zulässigen Umfang ausgeschlossen sind.

10.8 As part of his right to determination according to Sec. 13 clause 2 UrhG, the Managing Director hereby consents that he is not named as creator within the exploitation of the Work Results. The Parties agree that moral rights and similar rights of the Managing Director shall be excluded to the largest possible extent.

Page **15** of **20**

10.9 Der Geschäftsführer stellt eine angemessene Dokumentation seiner patentierbaren, urheberrechtsfähigen und sonst schützbaren Arbeitsergebnisse sicher, muss diese Dokumentation auf dem aktuellen Stand halten, sie der Gesellschaft jederzeit zur Verfügung stellen und ihr sämtliche Nutzungs- und Verwertungsrechte daran einräumen. Ferner soll der Geschäftsführer die Gesellschaft, ihre Rechtsnachfolger und Abtretungsempfänger auf deren Anforderung beim Erwerb von möglichen Schutzrechten an Arbeitsergebnissen unterstützen und ihnen ermöglichen, sich den vollen und ausschließlichen Nutzen und die Vorteile der Arbeitsergebnisse zu sichern und diese zu verwerten. Der Geschäftsführer soll dementsprechend sämtliche Anmeldungen, Abtretungserklärungen und andere rechtsverbindliche Erklärungen abgeben bzw. ausfüllen und einreichen. Er soll ferner Unterlagen unterzeichnen, die erforderlich oder von der Gesellschaft gewünscht sind, um die Urheberrechte oder anderen gewerblichen Schutzrechte an den Arbeitsergebnissen vollständig zu übertragen und um der Gesellschaft den gesamten und ausschließlichen Gebrauch und die Vorteile dieser Arbeitsergebnisse zu sichern und diese zu verwerten.

10.9 The Managing Director must ensure suitable documentation of his patentable, copyrightable and otherwise protectable Work Results, must keep the said documentation up to date and must make it accessible to the Company at any time and must assign title and any and all rights of use and exploitation to the said documentation to the Company. Furthermore, at the Company's request, he shall support it upon the acquisition of copyrights and other legal protection possibilities (especially industrial property rights) for the Managing Director's Work Results at home and abroad. The Managing Director shall accordingly fill in and submit all applications, assignment declarations and other legal declarations and shall sign all documents which are necessary or desired by the Company in order to assign copyrights or other industrial property rights to the Work Results to the Company in full and to enable the Company, its legal successors and assignees to secure for themselves the full and exclusive use and the benefits of these Work Results and to exploit them.

10.10 Sämtliche vertragsgegenständlichen Rechteübertragungen bzw. Rechteeinräumungen nach dieser Ziffer 10 und sämtliche sich hiernach ergebenden Pflichten sind Bestandteil der Dienstaufgabe des Geschäftsführers im Sinne von Ziffer 1 und sind mit der Zahlung der Vergütung nach Ziffer 4 vollständig abgegolten. Mit Ausnahme von Kosten, die durch die vorbezeichnete gesonderte Anforderung der Gesellschaft nach Ziffer 10.9 entstehen, erfolgt keine zusätzliche Kostenerstattung. Für den Fall, dass der Geschäftsführer die Mitwirkungspflichten nach Beendigung des Dienstverhältnisses erfüllt, soll er eine angemessene

10.10 The performance of such contractual assignments of rights and the entire transfer of exploitation rights and rights to use after clause 10 as well as all obligations arising here from are part of the Managing Director's contractual tasks pursuant to clause 1 and shall all be deemed fully compensated by the payment of the remuneration pursuant to clause 4. Except of costs which he has incurred through the Company's request pursuant to clause 10.9, there shall be no additional reimbursement of expenses. If the Managing Director performs the cooperation obligations after the termination of the Managing Director's Services, he shall accordingly receive a reasonable daily

Page **16** of **20**

Tagesentschädigung sowie angemessene Kostenerstattung für sämtliche Kosten erhalten, die ihm durch die Aufforderung der Gesellschaft entstanden sind.

allowance and also the reimbursement of all reasonable costs which he has incurred through the Company's request.

10.11 Unberührt bleiben nichtabdingbare und zwingende Regelungen zur Nachvergütung, wie bspw. §§ 32a, 32c UrhG.

10.11 Unmodifiable, statutory law regarding additional payment, such as Sections 32a, 32c UrhG, shall remain unaffected.

10.12 Jegliche aus den auf die Gesellschaft übertragenen Arbeitsergebnisse und eingeräumten entsprechenden Nutzungs- und Verwertungsrechte resultierenden Gewinne oder sonstigen Vorteile stehen ausschließlich der Gesellschaft zu.

10.12 Any profits or other advantages resulting from the transferred Work Results or grant of the corresponding rights or use and exploitation belong exclusively to the Company.

11 Wettbewerbsverbot

11 Non-Competition

11.1 Dem Geschäftsführer ist es untersagt, während der Dauer des Geschäftsführerdienstvertrages in selbständiger, unselbständiger oder sonstiger Weise für ein Unternehmen tätig zu werden, welches mit der Gesellschaft indirekt oder direkt in Wettbewerb steht. In gleicher Weise ist es dem Geschäftsführer untersagt, während der Dauer dieses Geschäftsführerdienstvertrags ein solches Unternehmen zu errichten, zu erwerben oder sich hieran unmittelbar oder mittelbar zu beteiligen.

11.1 During the term of this managing director service agreement, the Managing Director is prohibited from working on a self-employed or employed basis or otherwise for any business that is in direct or indirect competition with the Company. Likewise, during the term of this managing director service agreement, the Managing Director is prohibited from forming, acquiring or directly or indirectly participating in such companies.

11.2 Der Geschäftsführer darf jedoch Aktien oder andere Wertpapiere eines Wettbewerbers erwerben und halten, die an einer Wertpapierbörse oder einem sonstigen anerkannten Wertpapierhandelsplatz gehandelt werden, soweit sie nicht mehr als 1 % des Grundkapitals hält.

11.2 The Managing Director may hold any shares or other securities of any competitor that is listed on any securities exchange or recognized securities market anywhere to the extent that he does not hold more than 1 % of the share capital.

12 Dauer und Beendigung des Dienstverhältnisses und des Amtes

12 Term and Termination of the Service Agreement and of the Office

12.1 Das Dienstverhältnis beginnt mit dem Stichtag und ist auf unbestimmte Zeit geschlossen.

12.1 The service agreement commences on the Effective Date and is entered into for an indefinite period.

12.2 Die ersten 6 Monate des Geschäftsführerdienstverhältnisses gelten als Probezeit. Innerhalb der Probezeit kann das

12.2 The first 6 months of the managing director service relationship are a probationary period. During the probationary period, the managing

Page **17** of **20**

Geschäftsführerdienstverhältnis von beiden Parteien mit einer Frist von vier Wochen gekündigt werden.

director service relationship may be terminated by both parties with four weeks' notice.

12.3 Nach dem Ende der Probezeit beträgt die beiderseitige Kündigungsfrist 3 Monate zum Monatsende. Zwingende Verlängerungen der von der Gesellschaft zu beachtenden Kündigungsfrist gelten auch für Kündigungen durch den Geschäftsführer.

12.3 After the expiration of the probationary period the notice period required from either party is 3 months to the end of a month. Any mandatory extension of the notice period required from the Company shall also apply to notices given by the Managing Director.

12.4 Das Recht zur außerordentlichen Kündigung aus wichtigem Grund bleibt unberührt. Ein wichtiger Grund liegt für die Gesellschaft insbesondere vor, wenn der Geschäftsführer gegen die ihm im Innenverhältnis auferlegten Beschränkungen der Geschäftsführung verstößt.

12.4 The right to terminate without notice for good cause remains unaffected. A violation by the Managing Director of the infernal limits of authority imposed upon him constitutes one example of such good cause for the Company.

12.5 Die Gesellschaft ist berechtigt, den Geschäftsführer jederzeit von seinem Amte als Geschäftsführer abzuberufen.

12.5 The Company may at any time remove the Managing Director from his Office as managing director.

12.6 Der Geschäftsführer ist nach Abberufung von seinem Geschäftsführeramt zur Leistung der Dienste oder zu sonstigen Tätigkeiten für die Gesellschaft weder berechtigt noch mit Ausnahme von Abwicklungs- oder Übergabetätigkeiten verpflichtet. Die übrigen Pflichten der Parteien, einschließlich der Treuepflichten und des Genehmigungsvorbehalts betreffend Neben- und anderer Tätigkeiten, bleiben unberührt. Noch nicht genommener Urlaub ist in der Zeit nach dem Ende des Amtes bis zum Ende des Dienstverhältnisses zu nehmen. Der Geschäftsführer muss sich auf seine Vergütung den Betrag anrechnen lassen, den er infolge des Unterbleibens seiner Dienste gegenüber der Gesellschaft erspart oder durch anderweitige Verwendung seiner Dienste erwirbt oder zu erwerben böswillig unterlässt.

12.6 Upon removal from his managing director Office, the Managing Director shall not be entitled nor, except for transitional activities, be required to render Services or other activities for the Company. The other duties of the parties, including loyalty obligations and the approval requirement with respect to side and other activities, remain unaffected. Any remaining vacation must be taken in the period between the expiration of the Office and the end of the service agreement. The Managing Director must allow the amount he has saved in consequence of non-performance of the Services to the Company, or acquired or maliciously omitted to acquire by a different use of his service, to be deducted from his remuneration.

13 Compliance

Der Geschäftsführer verpflichtet sich, die Compliance-Richtlinien (einschließlich der in der IT-

13 Compliance

The Managing Director undertakes to observe the guidelines on compliance (including the requirements set out in

Page **18** of **20**

Verpflichtungserklärung gemäß **Anlage 1** enthaltenen Vorgaben, der Insider Trading Richtlinie nach **Anlage 2,** des Verhaltens- und Ehtikkodex und Whistleblower Richtlinie der Gesellschaft gemäß **Anlage 3** sowie der External Communications Policy nach **Anlage 4**) zu beachten und erkennt diese Regelwerke als Teil dieses Geschäftsführervertrages als verbindlich an.

the IT-Declaration pursuant to **Exhibit 1**, the insider trading policy according to **Exhibit 2**, the corporate code of conduct and ethics and whistleblower policy pursuant to **Exhibit 3** and the External Communications Policy according to **Exhibit 4**) and accepts these guidelines as a binding part of this service agreement.

Im Rahmen seiner Tätigkeit für die Gesellschaft ist der Geschäftsführer durch eine Vermögensschadens-haftplichtversicherung seitens der Gesellschaft versichert.

The Managing Director shall be covered by the Directors & Officers Insurance of the Company.

14 Ausschlussfristen

14 Preclusive Periods

14.1 Alle Ansprüche, die sich aus dem Geschäftsführerdienstvertrag ergeben, sind von den Vertragsschließenden binnen einer Frist von 3 Monaten, nachdem der Anspruch entstanden ist und der Anspruchsteller von den anspruchsbegründenden Umständen Kenntnis erlangt hat oder ohne grobe Fahrlässigkeit hätte erlangen müssen, in Textform geltend zu machen. Im Falle ihrer Ablehnung durch die Gegenpartei oder wenn sich die Gegenpartei nicht innerhalb von zwei Wochen nach der Geltendmachung erklärt, ist der Anspruch binnen einer Frist von 3 Monaten einzuklagen. Andernfalls verfällt der Anspruch.

14.1 All claims that result from the Managing Director Service Agreement should be claimed in text form by the contractors within 3 months after the claim has emerged and the claimant has known about the claim circumstances or should have known about them without gross negligence. In case of a refusal by the counterparty or in case the counterparty does not react within two weeks after the claim is asserted, the claim should be prosecuted within 3 months. Otherwise, the claim will expire.

14.2 Die Ausschlussfrist aus Ziffer 14.1 gilt nicht bei Ansprüchen, die aus der Verletzung des Lebens, des Körpers oder der Gesundheit sowie aus vorsätzlichen oder grob fahrlässigen Pflichtverletzungen resultieren. Diese Ausschlussfrist gilt auch nicht für gesetzliche Fristen, die keiner Ausschlussfrist unterliegen dürfen (z.B.: Ansprüche aus dem Mindestlohngesetz).

14.2 The preclusive clause in accordance with clause 14.1 shall not apply to liability for claims resulting from loss of life, bodily injury or harm to health, as well as deliberate or grossly negligent breaches of duty. The aforementioned preclusive period shall also not apply to statutory time limits which are no subject to limitation periods (e.g.: claims deriving from the Minimum Wage Act).

15 Schluss- und andere Bestimmungen

15 Miscellaneous

15.1 Dieser Dienstvertrag regelt die vertraglichen Beziehungen der Parteien abschließend. Nebenabreden sind nicht

15.1 This service agreement constitutes the entire understanding between the parties relating to the service. There

Page **19** of **20**

getroffen. Änderungen und Ergänzungen dieses Vertrages bedürfen zu ihrer Wirksamkeit der Schriftform. Etwaige frühere Absprachen zwischen der Gesellschaft oder mit der Gesellschaft verbundener Unternehmen und dem Geschäftsführer betreffend das Dienstverhältnis enden hiermit.

are no ancillary agreements. Any amendments or additions to this Agreement shall be made in writing to be effective. Any and all prior arrangements, if any, between the Company or companies affiliated with the Company and the Managing Director with respect to the service agreement shall terminate herewith.

15.2 Mit dem Stichtag enden alle etwaigen früheren Arbeits- und Dienstverhältnisse zwischen der Gesellschaft oder mit der Gesellschaft verbundenen Unternehmen und dem Geschäftsführer.

15.2 All prior service and employment agreements, if any, between the Company or companies affiliated with the Company and the Managing Director shall terminate upon the Effective Date.

15.3 Ansprüche aus und im Zusammenhang mit dem Dienstverhältnis können nicht im Urkundsprozess geltend gemacht werden.

15.3 Claims under and in connection with this Agreement may not be brought in summary proceedings.

15.4 Sollte eine Bestimmung dieses Vertrages ganz oder teilweise ungültig sein oder werden, so wird hierdurch die Gültigkeit der übrigen Bestimmungen nicht berührt. Anstelle der ungültigen Bestimmung gilt diejenige gültige Bestimmung als vereinbart, die dem Sinn und Zweck der ungültigen Bestimmung am nächsten kommt. Dies gilt auch dann, wenn die Ungültigkeit der Bestimmung auf einem Maß der Leistung oder der Zeit beruht; es gilt dann das rechtlich zulässige Maß.

15.4 Should any provision of this Agreement, in total or in part, be or become invalid, the validity of the other provisions shall not be affected thereby. The invalid provision shall be replaced by such valid provision which corresponds as closely as possible to the intention and purpose of the invalid Provision. The same shall apply, if the invalidity is based on a measurement of Performance or time, in which case the extent permitted by law shall be applicable.

15.5 Das Dienstverhältnis untersteht deutschem Recht.

15.5 The service agreement shall be governed by German law.

15.6 Die deutsche Fassung dieses Vertrages ist maßgeblich.

15.6 The German Version of this Agreement shall be authoritative.

Für die Gesellschafter der Gesellschaft/ On behalf of the Company's shareholder:

Name/name: Stephen S. Yoder

Ort/Place: __Boston____________

Datum/Date:__22 February 2019____

Geschäftsführer/Managing Director:

Name/name: Dr. Hitto Kaufmann

Ort/Place: __Stuttgart________

Datum/Date: ___23 February 2019___

Page **20** of **20**

Unterschrift/ Unterschrift/ Signature: /s/ Stephen S. Yoder Signature: /s/ Dr. Hitto Kaufmann Anlage 1: IT- Exhibit 1: IT-Declaration Verpflichtungserklärung Anlage 2: Insider Trading Richtlinie Exhibit 2: Insider Trading Policy Anlage 3: Verhaltens- und Exhibit 3: Corporate Code of Ethikkodex und Conduct and Ethics and Whistleblower Richtlinie Whistleblower Policy Anlage 4: External Communications Exhibit 4: External Communications Policy Policy Page 21 of 20